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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Polymer Group, Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

731745 30 3 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 731745303	13G	Page 2 of 17 Pages

[Repeat this page as necessary]

1	Names of Reporting Persons S.S. or I.R.S. Identification No. of above person: Golder, Thoma, Cressey Fund III Limited Partnership [ ]

2	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 Sole Voting Power -0- 6 Shared Voting Power -0- 7 Sole Dispositive Power -0- 8 Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 731745303	13G	Page 3 of 17 Pages

[Repeat this page as necessary]

1	Names of Reporting Persons S.S. or I.R.S. Identification No. of above person: Golder, Thoma, Cressey & Rauner, L.P. [ ]

2	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 Sole Voting Power -0- 6 Shared Voting Power -0- 7 Sole Dispositive Power -0- 8 Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 731745303	13G	Page 4 of 17 Pages

[Repeat this page as necessary]

1	Names of Reporting Persons S.S. or I.R.S. Identification No. of above person: Bruce V. Rauner [ ]

2	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 Sole Voting Power -0- 6 Shared Voting Power -0- 7 Sole Dispositive Power -0- 8 Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 731745303	13G	Page 5 of 17 Pages

[Repeat this page as necessary]

1	Names of Reporting Persons S.S. or I.R.S. Identification No. of above person: Bryan C. Cressey [ ]

2	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 Sole Voting Power -0- 6 Shared Voting Power -0- 7 Sole Dispositive Power -0- 8 Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 731745303	13G	Page 6 of 17 Pages

[Repeat this page as necessary]

1	Names of Reporting Persons S.S. or I.R.S. Identification No. of above person: Carl D. Thoma [ ]

2	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 Sole Voting Power -0- 6 Shared Voting Power -0- 7 Sole Dispositive Power -0- 8 Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 731745303	13G	Page 7 of 17 Pages

Item 1(a)	Name of Issuer:

Polymer Group, Inc. (the “Company”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

4055 Faber Place Drive Suite 201 North Charleston, SC 29405

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934 as amended (the “Act”):

Golder, Thoma, Cressey Fund III Limited Partnership,

Golder, Thoma, Cressey & Rauner, L.P.,

Bruce V. Rauner,

Bryan C. Cressey,

Carl D. Thoma,

each, a “Reporting Person” or collectively, the “Reporting Persons.” The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit I, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

The Reporting Persons may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Act. Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal address of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois, 60606-6402.

Item 2(c)	Citizenship:

GTC and GTCR are limited partnerships organized under the laws of the State of Illinois. Messrs. Rauner, Cressey and Thoma are citizens of the United States.

CUSIP NO. 731745303	13G	Page 8 of 17 Pages

Item 2(d)	Title of Class of Securities:

The class of equity securities to which this Schedule 13G relates is the Class B common stock, par value $.01 per share (the “Class B Common Stock”), of the Issuer.

Item 2(e)	CUSIP No.:

731745 30 3

Item 3	If this statement is file pursuant to Rules 13d-1(b), or 13d-2(b) check whether the person filing is a:

This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

Item 4	Ownership:

(a) Amount Beneficially Owned:

As of December 31, 2003, the Reporting Persons held no shares of the Class B Common Stock of the Issuer.

(b) Percent of Class B Common Stock (based on an estimated 400,000 shares of Class B Common Stock outstanding):

0%

(c) Number of Shares as to which such person has:

(i) Sole power to vote or to direct the vote: -0-

(ii) Shared power to vote or to direct the vote: -0-

(iii) Sole power to dispose or to direct the disposition of: -0-

(iv) Shared power to dispose or to direct the disposition of: -0-

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

CUSIP NO. 731745303	13G	Page 9 of 17 Pages

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable

Item 8	Identification and Classification of Members of the Group:

Not applicable

Item 9	Notice of Dissolution of Group:

Not applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 731745303	13G	Page 10 of 17 Pages

EXHIBITS

Exhibit I	Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 731745303	13G	Page 11 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

Golder, Thoma, Cressey Fund III Limited Partnership
By:	Golder, Thoma, Cressey & Rauner, L.P.
Its:	General Partner

By:	/s/ Bruce V. Rauner

Print Name:	Bruce V. Rauner

Its:	General Partner

CUSIP No. 731745303	13G	Page 12 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

Golder, Thoma, Cressey & Rauner, L.P.
Its:	General Partner

By:	/s/ Bruce V. Rauner

Print Name:	Bruce V. Rauner

Its:	General Partner

CUSIP No. 731745303	13G	Page 13 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

/s/ Bruce V. Rauner
Print Name:	Bruce V. Rauner

CUSIP No. 731745303	13G	Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

/s/ Bryan C. Cressey
Print Name:	Bryan C. Cressey

CUSIP No. 731745303	13G	Page 15 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

/s/ Carl D. Thoma
Print Name:	Carl D. Thoma

CUSIP No. 731745303	13G	Page 16 of 17 Pages

Exhibit I

SCHEDULE 13G JOINT FILING AGREEMENT

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

(i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

*    *    *    *    *

Date: February 12, 2004

Golder, Thoma, Cressey Fund III Limited Partnership
By:	Golder, Thoma, Cressey & Rauner, L.P.
Its:	General Partner

By:	/s/ Bruce V. Rauner

Print Name:	Bruce V. Rauner

Its:	General Partner

Golder, Thoma, Cressey & Rauner, L.P.
Its:	General Partner

By:	/s/ Bruce V. Rauner

Print Name:	Bruce V. Rauner

Its:	General Partner

/s/ Bruce V. Rauner
Print Name:	Bruce V. Rauner

CUSIP No. 731745303	13G	Page 17 of 17 Pages

/s/ Bryan C. Cressey
Print Name:	Bryan C. Cressey

/s/ Carl D. Thoma
Print Name:	Carl D. Thoma